Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc.  Announces Second Quarter Earnings
Dunkirk, NY – August 4, 2009

Overview

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income for the quarter ended June 30, 2009 of $354,000 or $0.06 per diluted share.  This was a $1.3 million increase over a net loss of $926,000, or $0.15 loss per diluted share for the quarter ended June 30, 2008.  The Company’s results for the quarters ended June 30, 2009 and June 30, 2008 included a special FDIC assessment to rebuild the Deposit Insurance Fund of $185,000 ($130,000 net of tax) in the 2009 period and a non-cash, pre-tax impairment charge of $1.7 million ($1.3 million net of tax) related to write-downs of the Company’s investments in four non-agency asset backed securities in the 2008 period.  Excluding these items, net income for the quarters ended June 30, 2009 and June 30, 2008 would have been $484,000 or $0.08 per diluted share, and $384,000, or $0.06 per diluted share, respectively.

“We are very pleased with our second quarter earnings prior to the special assessment charge that was imposed on all banks by the FDIC,” said President and Chief Executive Officer David C. Mancuso.  “The pace of our loan originations during the first six months of the year has exceeded expectations.  During the second quarter we elected to sell $6.2 million of residential mortgage loans with low yields to offset long term interest rate risk.  We continue to provide residential mortgage and commercial loans throughout the western New York region.  We have experienced solid growth in our branch network, as a result of our expansion into Erie County, New York.”

Second Quarter 2009 Earnings Compared to Same Period of 2008

Net interest income increased $432,000, or 18.0%, to $2.8 million for the quarter ended June 30, 2009 from $2.4 million for the same period last year.  Net interest spread and the net interest margin were 2.59% and 2.92%, respectively, for the quarter ended June 30, 2009 compared to 2.30% and 2.75% for the quarter ended June 30, 2008.  Loan interest income increased $285,000, or 8.9%, to $3.5 million for the quarter ended June 30, 2009 from $3.2 million for the quarter ended June 30, 2008.  Loan interest income was positively impacted by a $23.8 million, or 10.6% increase in the average balance of loans receivable, net from $224.5 million as of June 30, 2008 to $248.4 million as of June 30, 2009.  Interest expense on deposits decreased by $46,000, or 2.8%, for the second quarter of 2009 compared to the second quarter of 2008, despite an 18.5% increase in average deposit balances for the quarter ended June 30, 2009, due to lower interest rates being offered on deposit products during the 2009 period.  Interest expense on borrowings decreased by $82,000, or 15.2%, for the second quarter of 2009 in comparison to the second quarter of 2008, due to a $6.8 million decrease in average outstanding borrowings and lower interest rates being paid on these borrowings.

Provision for loan losses decreased by $110,000 to $40,000 for the quarter ended June 30, 2009 from $150,000 in the quarter ended June 30, 2008.  Non-performing assets decreased from $2.2 million as of June 30, 2008 to $1.7 million as of June 30, 2009.  At June 30, 2009 our non-performing loans comprised 0.61% of our total loan portfolio, compared to 0.83% of our loan portfolio as of June 30, 2008, indicating strong credit quality in the loan portfolio.  At June 30, 2009 and 2008, our allowance for loan losses equaled 100.7% and 67.7% of non-performing loans, respectively.  In light of current economic conditions, we are continuing to monitor our loan portfolio and we will modify the provision for loan losses as necessary in subsequent periods.

Non-interest income increased by $1.7 million to $600,000 for the quarter ended June 30, 2009 compared to a loss of $1.1 million for the same period in 2008.   The increase was mainly due to a pre-tax $1.7 million other-than-temporary impairment charge recorded on certain non-agency asset-backed securities during the second quarter of 2008.  Excluding this impairment charge, non-interest income decreased by $47,000, or 7.3%, in the second quarter of 2009 compared to the second quarter of 2008.   This decrease is primarily due to a decrease in earnings on bank owned life insurance of $33,000 as a result of a reduced crediting rate on one of the insurance products.  Service charges and fees also decreased by $36,000 during the second quarter of 2009 as we believe customers strived to limit the fees they incur in the current economic environment.  These decreases were partially offset by a $27,000 gain on sale of loans recorded during the second quarter of 2009.  The Company sold $6.2 million of low interest rate residential mortgage loans originated during 2009 on the secondary mortgage market.  Management decided to sell these loans due to the declining mortgage rate environment in an effort to maintain net interest rate margins and spreads and reduce the overall interest rate risk.

Non-interest expense increased by $634,000, or 27.2%, to $3.0 million for the quarter ended June 30, 2009 compared to $2.3 million for the quarter ended June 30, 2008.  FDIC insurance related assessments were $440,000 for the second quarter of 2009 compared to $7,000 for the second quarter of 2008, an increase of $433,000.  The increase was the result of a special assessment to replenish the deposit reserves, changes in premiums mandated by the FDIC and the application of one-time assessment credits granted by the FDIC in 2007 against 2008 premiums.  Salaries and employee benefits increased $150,000, or 12.6%, from $1.2 million for the quarter ended June 30, 2008 to $1.3 million for the quarter ended June 30, 2009 due to annual salary increases, annual increases in health insurance costs, and salary expenses for staff at our newest branch office, which opened in December 2008.  Advertising costs increased by $40,000 for the quarter ended June 30, 2009 compared to the same period in 2008 due to new advertising campaigns and costs associated with the redesign of the Company’s website.

Year to Date Earnings Compared to Same Period of 2008

The Company reported net income for the six month period ended June 30, 2009 of $759,000 or $0.13 per diluted share.  This was a $1.0 million increase over the net loss of $268,000, or $0.04 loss per diluted share for the six month period ended June 30, 2008.  Excluding the special FDIC insurance assessment in the 2009 period and the non-cash, pre-tax impairment charge of $1.7 million ($1.3 million net of tax), related to write-downs of the Company’s investments in four non-agency asset backed securities in the 2008 period, net income in the six months ended June 30, 2009 and 2008 would have been $889,000, or $0.15 per diluted share, and $1.0 million, or $0.17 per diluted share, respectively.  This results in an $111,000, or 11.1%, decrease from the 2008 period to the 2009 period.  The decrease in net income for the six month period ended June 30, 2009 was partially due to the special FDIC insurance assessment and mandated premium increases by the FDIC.  The decrease in net income was also due to a decrease in loan interest income recorded on the Company’s interest rate floor derivative product as a result of the product being sold in January 2009, a loss on the sale of the interest rate floor derivative product, as well as increased costs for our new branch office which opened in Kenmore, New York during December 2008.  The decrease in net income was partially offset by lower interest expenses on deposits and borrowings compared to the same period in 2008.

Net interest income increased by $457,000, or 8.8%, to $5.6 million for the six months ended June 30, 2009 from $5.2 million for the same period last year.  Net interest spread and net interest margin were 2.60% and 2.94%, respectively, for the six months ended June 30, 2009 compared to 2.55% and 3.02%% for the six months ended June 30, 2008.

Interest income increased by $129,000, or 1.3%, to $9.8 million for the six months ended June 30, 2009 compared to the same period in 2008.  Loan interest income grew by $3,000 for the six months ending June 30, 2009 compared to the same six month period in 2008.  Loan interest income was negatively impacted by the Company’s sale of its interest rate floor derivative product during January 2009.  During the six month period ended June 30, 2009, the Company recorded $43,000 of loan interest income on the interest rate floor product, a decrease of $150,000, or 77.7%, compared to $193,000 for the six month period ended June 30, 2008.  Loan interest income was positively impacted by an increase in the average balance of loans of $22.8 million, or 10.3%, for the six month period ended June 30, 2009 compared to the six month period ended June 30, 2008.  Interest income on investments increased by $199,000, or 7.8%, for the six month period ended June 30, 2009 compared to the same period in 2008, due to an increase in the average balance of investments of $8.0 million, or 7.3%, for the six month period ended June 30, 2009 compared to the same period in 2008.  Interest income on Federal Funds balances during the six month period ended June 30, 2009 decreased $69,000, or 86.7%, to $11,000 compared to $80,000 during the same period in 2008, due to interest rates being lowered by the Federal Reserve.

Interest expense decreased by $328,000, or 7.3%, to $4.2 million for the six months ended June 30, 2009 compared to the same period in 2008.  Interest expense on deposits decreased by $112,000, or 3.4%, for the six month period ended June 30, 2009 compared to the six month period ended June 30, 2008 despite a 20.2% increase in average deposit balances for the six month period ended June 30, 2009 compared to the same period in 2008, due to lower interest rates being offered on deposit products during the 2009 period.  Interest expense on borrowings decreased by $213,000, or 18.6%, for the six month period ended June 30, 2009 in comparison to the same period in 2008, due to a $7.0 million decrease in average outstanding borrowings and lower interest rates.

Provision for loan losses increased $10,000 to $160,000 for the six month period ended June 30, 2009 compared to the six month period ended June 30, 2008.  The increase during the six month period ended June 30, 2009 was primarily due to three impaired commercial loans to one borrower.   As previously noted, non-performing loans as of June 30, 2009 and 2008 were 0.61% and 0.83%, respectively, which indicates strong credit quality in the loan portfolio.  In light of current economic conditions, we are continuing to monitor our loan portfolio and we will modify the provision for loan losses as necessary in subsequent periods.

Non-interest income increased by $1.6 million to $1.1 million for the six month period ended June 30, 2009 compared to a loss of $495,000 for the same period in 2008.  The increase was mainly due to a pre-tax $1.7 million other-than-temporary impairment charge recorded in 2008 on certain non-agency asset-backed securities.  Excluding this impairment charge, non-interest income decreased by $92,000, or 7.4%, in the six months ended June 30, 2009 compared to the six month period ended June 30, 2008 in which non-interest income would have been $1.2 million.  This 7.4% decrease is primarily due to a decrease in earnings on bank owned life insurance of $70,000 for the six month period ended June 30, 2009 compared to the six month period ended June 30, 2008 as a result of a reduced crediting rate on one of the insurance products.  Service charges and fees also decreased by $32,000 during the six month period ended June 30, 2009 as we believe customers strived to limit the fees they incur in the current economic environment.  These decreases were partially offset by a $27,000 gain on sale of loans recorded during the six month period ended June 30, 2009.

Non-interest expense was $5.6 million for the six months ended June 30, 2009 compared to $4.8 million for the same period in 2008, an increase of $823,000, or 17.1%.  FDIC insurance related assessments were $488,000 for the six month period ended June 30, 2009 compared to $14,000 for the same period in 2008, an increase of $474,000.  The increase was the result of a special assessment to replenish the deposit reserves, changes in premiums mandated by the FDIC and the application of one-time assessment credits granted by the FDIC in 2007 against 2008 premiums.  Salary and personnel expense increased by $187,000, or 7.4%, due to annual salary increases, additional staffing for a new branch office opened during December 2008 and increases in health insurance costs.    The Company also recorded a loss on the sale of its interest rate floor derivative product of $135,000 in January 2009.

Second Quarter 2009 Financial Condition Compared to Fiscal Year End 2008

Total assets increased by $10.6 million, or 2.6%, to $418.4 million at June 30, 2009 compared to $407.8 million at December 31, 2008.  The increase in total assets is primarily due to an $11.5 million increase in loans receivable, net and a $5.7 million increase in securities, partially offset by a $6.0 million decrease in cash and cash equivalents.  Asset growth was funded by a $15.0 million increase in deposits.  Total liabilities increased $10.8 million from $353.6 million at December 31, 2008 to $364.4 million at June 30, 2009.  The increase is primarily due to the increase in deposits, offset in part by a $4.5 million decrease in total borrowings.  Total equity was $54.0 million at June 30, 2009 compared to $54.2 million at December 31, 2008.  The decrease in equity was the result of treasury stock purchases, dividend payments and a decrease in other comprehensive income partially offset by net income in the first six months of 2009.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services.   Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2009	2008
	(Unaudited)
	(Dollars In Thousands)

Total assets	$418,441	$407,833
Cash and cash equivalents	23,072	29,038
Securities available for sale	118,583	112,863
Loans receivable, net	251,970	240,463
Deposits	308,277	293,248
Short-term borrowings	3,450	5,500
Long-term debt	44,020	46,460
Equity	54,050	54,228

STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)

Total Interest Income	$4,908	$4,606	$9,776	$9,647
Total Interest Expense	2,071	2,201	4,152	4,480

Net Interest Income	2,837	2,405	5,624	5,167

Provision for Loan Losses	40	150	160	150

Net interest income after provision for loan losses	2,797	2,255	5,464	5,017
Noninterest income (loss)	600	(1,085)	1,145	(495)
Noninterest expense	2,966	2,332	5,643	4,820

Income (loss) before income taxes	431	(1,162)	966	(298)
Income tax (benefit)	77	(236)	207	(30)

Net income (loss)	$354	$(926)	$759	$(268)

Basic & diluted earnings (loss) per common share *	$0.06	$(0.15)	$0.13	$(0.04)
Dividends declared per share	$0.05	$0.05	$0.10	$0.09

*       The Company had no dilutive securities during the periods ending June 30, 2009 and 2008.

SELECTED FINANCIAL RATIOS:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Return on average assets	0.34%	(0. 98)%	0.37%	(0.15)%
Return on average equity	2.59%	(6.88)%	2.79%	(0.99)%
Average interest-earning assets to average interest-bearing liabilities	115.90%	117.76%	116.02%	118.06%
Interest rate spread	2.59%	2.30%	2.60%	2.55%
Net interest margin	2.92%	2.75%	2.94%	3.02%

ASSET QUALITY RATIOS:
	Six Months Ended
	June 30,
	2009	2008

Non-performing loans as a percent of total net loans	0.61%	0.83%
Non-performing assets as a percent of total assets	0.40%	0.57%
Allowance for loan losses as a percent of total net loans	0.62%	0.56%
Allowance for loan losses as a percent of non-performing loans	100.71%	67.72%

Media Contact –
Rachel A. Foley, CFO
Lake Shore Bancorp, Inc.
(716) 366-4070